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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 3, 2006

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On March 3, 2006, Marco Community Bancorp, Inc. and Marco Community Bank entered into an employment agreement with Howard B. Montgomery. The agreement provides that Mr. Montgomery will serve as President and Chief Executive Officer of Marco Community Bank, for an initial term of one year. If Mr. Montgomery terminates his employment for “good reason” or if Marco Community Bank terminates his employment other than for “cause,” (as those terms are defined in the agreement) he will be entitled to a severance payment equal to one year’s base salary and the continued provision of health care benefits for a year. Mr. Montgomery is to receive a base salary of $150,000 per year and a $75,000 signing bonus payable in three installments in January of 2007, 2008 and 2009. He is also to receive a partial interest in a bank-purchased life insurance policy, a $600 per month automobile allowance, a stock option to purchase 30,000 shares of Marco Community Bancorp, Inc. common stock and share appreciation rights for 10,000 shares.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 3, 2006, Howard B. Montgomery was appointed Executive Vice President of Marco Community Bancorp, Inc. On that same date, he was appointed Director, President and Chief Executive Officer of Marco Community Bank. From August 2004 until February 2006, he was President and Chief Executive Officer of Pelican National Bank, Naples, Florida and from November 2003 to August 2004, he was Managing Director of CA-TEL Telecommunications, Inc., Phoenix, Arizona. Also, from February 2003 to December 2004, he served as Managing Director of HMC Group, L.L.C. and Pinnacle Bridge Funding Group, LLC. From November 2000 to June 2002, he was Managing Director of HASCO Finance, Inc., Asheville, North Carolina and from June 1997 to March 2000, he served as President, Chief Executive Officer and director of The Bank of Asheville, a de novo community bank in Asheville, North Carolina.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is being furnished with this Report:

10.1	Employment Agreement, commencing March 3, 2006, between Marco Community Bank and Howard B. Montgomery.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)
Date: March 3, 2006

/s/ Stephen A. McLaughlin
Stephen A. McLaughlin
President